TECO Energy Letterhead

                                            FOR IMMEDIATE RELEASE


Contact:  Mike Mahoney
          Office: 813 228-4271
          Home: 813 991-6229

TAMPA ELECTRIC ANNOUNCES AGREEMENT ON ALL POLK POWER STATION
REGULATORY ISSUES AND AN EXTENSION OF A PRICE FREEZE PLAN

     TAMPA,  Sept.  25,  1996 -- Tampa Electric Company announced today  that  it  has reached agreement with the Florida Office Of

Public  Counsel  (  OPC  ) and the Florida Industrial Power Users

Group  (  FIPUG  )  on  a plan which resolves, subject to Florida

Public  Service  Commission ( FPSC ) approval, all of the pending regulatory  issues  associated  with the company s new, state-of-

the-art Polk Power Station.

     The  agreement  provides  for  full  recovery  of all of the expected  capital  costs  and  operation and maintenance expenses associated  with the Polk Power Station.  It also provides for an extension through 1999 of the rate freeze currently in effect and additional reductions to customers  bills.

     Said  Tampa Electric President Keith Surgenor,  By resolving all  of  the  remaining  regulatory  issues  and  building on our existing  agreement,  we  have  achieved our goal of bringing our clean,  highly  efficient  plant  into service without increasing

prices.    Upon  approval  of  this  new  plan, shareholders will

benefit  from  the  opportunity for Tampa Electric to earn a fair return  on  our investment and customers will benefit from stable rates for the next three years.


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     The  agreement  calls  for  Tampa  Electric  s base rates to remain  frozen  at  current  levels  through Dec. 31, 1999, which represents  a  one-year  extension  to  the rate freeze agreement approved  by  the  FPSC  in  April.  Tampa Electric will have the option of filing an application with the FPSC on or after July 1,

1999 for authorization to adjust base rates after Jan.1, 2000.

     Customers  will  benefit  from  a $25 million temporary base rate  reduction  to  be reflected as a credit on monthly customer bills  over  a  15-month  period  beginning  Oct.  1, 1997.  This temporary  rate  reduction  will  be netted against refunds which might  otherwise  have  been made in 1999 under the existing rate freeze plan.

     The new agreement leaves intact the $25 million refund under the company s existing rate freeze plan which will be credited to customer  bills over the 12-month period commencing Oct. 1, 1996.

It also provides for the possibility of additional refunds in the year 2000.

     Under   the  new  agreement,  which  closely  parallels  the

company  s existing 1996-1998 rate freeze plan, 60 percent of the revenues generated in 1999 which contribute to a return on equity

( ROE ) above 12.00 percent will be refunded to customers in 2000 along  with  any  1999  revenues which contribute to an ROE above




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12.75  percent.  The remaining revenues generated in 1999 will be retained by the company.

     The  actual  capital  cost  associated  with  the Polk Power

Station  project  to  be  included  in Tampa Electric s rate base under  the  agreement will be an amount not to exceed one percent above  the  $506  million estimate presented by Tampa Electric in

the  prudence  hearing.    In  addition, Tampa Electric agreed to

remove  from  rate  base the $5 million investment it has made in land  at Port Manatee.  This land will continue to be recorded as

an  asset  of  Tampa  Electric.    A  citizens  siting task force

recommended  using  previously mined land in Polk County over the

Port  Manatee  site  as  the preferred location for the new power station.

     Tampa  Electric,  OPC  and  FIPUG will promptly petition the

FPSC for approval of the agreement.

     Tampa  Electric is a regulated public utility with over one-

half  million  customers in a 2,000 square mile service area that includes  nearly  all  of  Hillsborough County and parts of Polk,

Pasco  and  Pinellas  counties.   Tampa Electric is the principal

subsidiary  of  TECO  Energy, Inc., a diversified, energy-related holding company also based in Tampa.



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